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                                                                   EXHIBIT 10.10

                              SEVERANCE AGREEMENT
                              -------------------

          THIS SEVERANCE AGREEMENT ("Agreement") is made as of May 4, 1998 by and between California Pizza Kitchen, Inc., a California corporation (the "Company"), and H. G. Carrington, Jr., an individual (the "Executive").


                                  WITNESSETH
                                  ----------

          A. The Company has retained the Executive to serve as the Company's Executive Vice President and Chief Financial Officer.

          B. The Company and the Executive desire to enter into an agreement setting forth the consequences of certain methods of terminating the Executive's employment with the Company.

AGREEMENT
---------

          NOW, THEREFORE, for good and valuable consideration, the receipt of which is acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

          1.   Definitions.
               -----------

               (a) "Base Salary" shall mean the amount of Executive's normal and customary base salary payable by the Company on each normal and customary pay interval of the Company, excluding amounts payable as a bonus or for benefits.

               (b) "Cause" shall mean (i) Executive's commission of a felony or other crime involving moral turpitude; (ii) Executive's willful misconduct that materially adversely affects Executive's ability to perform Executive's duties for the Company or materially adversely affects the Company, (iii) the willful failure of Executive (other than because of Executive's Disability) to follow the lawful instructions of the Board, after the Executive has received at least seven days written notice of such instructions, which failure results in demonstrable material injury to the Company; or (iv) Executive's breach of his fiduciary duty to the Company for personal profit.

               (c) "Change of Control" shall mean (i) any sale or transfer of stock of the Company which causes Bruckmann, Rosser, Sherrill & Co., L.P. ("BRS")
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and its affiliates, together with the directors, officers and employees of BRS and such affiliates, to beneficially own less than forty percent (40%) of the outstanding shares of Common Stock of the Company, or (ii) a consolidation, merger, recapitalization or reorganization involving the Company where a majority of the voting stock of the surviving or resulting corporation is owned by persons who were not shareholders of the Company immediately prior to such transaction, or (iii) the sale of all or substantially all the assets of the Company. The terms "affiliate" and "beneficially own" in the foregoing sentence shall have the definitions for such terms set forth in Rule 12b-2 and Rule 13d-3, respectively, under the Securities Exchange Act of 1934, as amended.

               (d) "Disability" means the inability of the Executive to perform a major part of the duties to be performed by the Executive as an employee of the Company immediately prior to the inception of the disability, because of illness, accident, or injury, for a period of 26 consecutive weeks or for a cumulative period of 30 weeks in any 12 month period.

          2.   Right to Severance Payments.
               ---------------------------

               (a) In the event that the Executive's employment with the Company is terminated by the Company, or if the Executive terminates his employment following any demotion or decrease in Base Salary, which, in each case, occurs (i) following a Change of Control, or (ii) at any time after Frederick R. Hipp is no longer the person to whom the Executive reports or the person who has ultimate control over the Executive's employment, then the Company shall continue to pay the Executive, at the Company's regular payroll intervals, the amount of his Base Salary in effect on the date of termination for one year following the date of termination. The severance pay, if any, expressly granted under this Section 2 shall be the sole and exclusive compensation, benefit and remedy due to the Executive or his representatives upon any termination of the Executive's employment with the Company for any reason described in this Section 2(a).

               (b) Notwithstanding the foregoing, the Company shall have no obligation to make the payment referred to in Section 2(a) if the Executive's employment is terminated as a result of the Executive's death, Disability or retirement, or if Executive's employment is terminated by the Company for Cause (including following a Change in Control). In addition, it is understood and agreed that the Company shall have no obligation to make the payment referred to in Section 2(a) if the Executive voluntarily terminates his employment unless he does so following his demotion or a decrease in his Base Salary. Accordingly, the parties specifically agree that if the Executive's employment is terminated for any reason other than those set forth in Section 2(a), the Executive's rights and remedies, if any, shall be governed by the Company's then current termination and severance policies generally applicable to senior executives.

          3.   Notices.  Except as otherwise provided in this Agreement, any
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notice shall be deemed properly given if in writing and if mailed by registered or certified

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mail, postage prepaid with return receipt requested, personally delivered or sent by a nationally recognized overnight delivery service, to the address of the Executive set forth below, in the case of notices to the Executive, and to the principal office of the Company at the address set forth below, in the case of notices to the Company.

               If to the Company to:

                    California Pizza Kitchen, Inc.
                    Restaurant Support Center
                    6053 West Century Blvd., 11th Floor
                    Los Angeles, California 90045
                    Attention: President

               with a copy to:

                    Paul, Hastings, Janofsky & Walker LLP
                    555 South Flower Street, 23rd Floor
                    Los Angeles, California 90071-2371
                    Attention: Anna M. Graves, Esq.

               If to the Executive, to:

                    H.G. Carrington, Jr.
                    6 Williamsburg Lane
                    Rolling Hills, CA 90274

          4.   Waiver.  No provision of this Agreement may be modified, waived
               ------
or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and an executive officer of the Company specifically designated by the Board. No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

          5.   Assignment.  This Agreement shall not be assignable by any party
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hereto, except by the Company to any successor in interest to the Company which assumes the liabilities of the Company under this Agreement.

          6.   Entire Agreement.  This Agreement contains the entire agreement
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of the parties relating to the subject matter of this Agreement and supersedes any prior agreement of the parties relating to such subject matter.

          7.   No Effect on Employment.  This Agreement shall not confer upon
               -----------------------
Executive any right to continue in the employment of the Company.

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          8.   Successors, Binding Agreement.  This Agreement shall inure to the
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benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, heir, distributees, devisees and legatees. If the Executive should die while any amount is payable to the Executive under this Agreement if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee, or if there is no such designee, to the Executive's estate.

          9.   Applicable Law.  The Agreement shall be governed by and
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construed in accordance with the internal laws (but not the conflict of law principles) of the State of California.

          10.  Headings.  The headings of the Sections of this Agreement are for
               --------
convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

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          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



                                       CALIFORNIA PIZZA KITCHEN, INC.



                                       By: /s/ Frederick R. Hipp
                                           -------------------------------------
                                           Frederick R. Hipp
                                           President and Chief Executive Officer




                                       EXECUTIVE



                                       /s/ H. G. Carrington, Jr
                                       -----------------------------------------
                                       H. G. Carrington, Jr.

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